UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified on its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-r(c))

Item 1.01 Entry into a Material Definitive Agreement.

Central Texas Marketplace Acquisition

Effective December 29, 2006 (the “Effective Date”), we entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Central Texas Marketplace Apartments, LLC (the “Seller”). Pursuant to the Purchase Agreement, we will purchase a 216 unit residential apartment complex located in Waco, Texas (the “Property”) for a purchase price of $18.15 million, adjusted for standard prorations. The Seller is an unrelated third party.

We intend to assume the existing indebtedness on the Property in the approximate amount of $14.4 million from a HUD insured loan. The mortgage loan bears interest at a fixed rate of 6.38%. Our acquisition of the Property will be subject to the approval of the lender (“Lender Approval”).

We have deposited $100,000 with the escrow agent appointed under the Purchase Agreement as an earnest money deposit. We have a right to a refund of the earnest money deposit prior to the expiration of the 30 day due diligence period described below. If we have not delivered a disapproval notice prior to the expiration of such due diligence period, we must increase the earnest money deposit to a total of $200,000.

Our purchase of the Property is subject to our due diligence review and inspection, which must be satisfactory in our sole discretion determined during a 30 day due diligence period that commenced on the Effective Date. Our purchase of the Property is also subject to approval by our Board of Trustees. The closing is scheduled to occur on the later of (i) 60 days after the expiration of the due diligence period, (ii) the 30th day after receipt of Lender Approval or (iii) such other date as the parties may agree. The closing is also subject to other standard closing conditions, including conveyance of the Property to us with a title insurance policy insuring title, free and clear of all liens and encumbrances except permitted encumbrances.

Either party has the right to elect to structure the transaction as a like-kind exchange through an intermediary in accordance with Section 1031 of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: December 29, 2006            By:   /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief Executive Officer

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